EXHIBIT 99.2

FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES PLANS FILING OF SPECIAL PROTOCOL

ASSESSMENT FOR ADDITIONAL PHASE III STUDY FOR ALTROPANE®

Submission of NDA would likely occur after additional Phase III study is completed

June 16, 2003 Boston, MA — Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that it will pursue a Special Protocol Assessment (SPA) filing with the U.S. Food and Drug Administration (FDA) for the Company’s radioimaging agent, ALTROPANE®. The Company intends to file the SPA shortly in connection with BLSI’s plans to conduct an additional Phase III clinical study in Essential Tremor patients prior to NDA submission, as recommended by the FDA in recent discussions with the Company. According to recent FDA-published guidance, an SPA filing provides for a 45-day review of a Phase III clinical trial protocol. This review forms the basis of an agreement with the Agency regarding the steps to be taken to achieve ultimate approvability of a company’s NDA filing.

Dr. Robert J. Rosenthal, CEO and President, stated, “We believe that the filing of an SPA and the conduct of an additional Phase III trial, designed in coordination with the FDA, is in accord with the Agency’s input and is therefore prudent and, will place us in a stronger position to secure approval. This trial will be designed to specifically distinguish Benign Essential Tremor (BET) from Parkinsonian tremors, which is an important clinical problem. We recognize that our strategy will delay the filing of the NDA, which we previously indicated would occur by the end of the first half of 2003. However, we have concluded that this course of action represents the best long term strategy to fully maximize the market potential for ALTROPANE® and is, consequently, in the best interests of movement disorder patients and our shareholders.”

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. BLSI’s products in development include: ALTROPANE® and FLUORATEC™ radioimaging agents for the diagnosis of PD and ADHD; AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Statements made in this press release, other than statements of historical fact, represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as operating results and financial position, the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the level of operating expenses incurred, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company’s products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

For further information, please contact:

CORPORATE

JOSEPH HERNON

CHIEF FINANCIAL OFFICER

BOSTON LIFE SCIENCES, INC.

617.425.0200

EMAIL:

JHERNON@BOSTONLIFESCIENCES.COM